Company contact
Mr. Y. Tristan Kuo
Chief Financial Officer
China Biologic Products, Inc.
Tel: +86 53 8620 2206
Email: IR@chinabiologic.com
www.chinabiologic.com

FOR RELEASE ON JULY 11, 2011 AT 8:30 a.m. EDT (NY)

China Biologic Evaluating Possible Effects from a New Provincial Plan on Plasma Collection Stations in Guizhou Province

TAI’AN, China, July 11, 2011 /PRNewswire-Asia-FirstCall/ – China Biologic Products, Inc. (NASDAQ: CBPO) (“China Biologic,” or the “Company”), a leading plasma-based biopharmaceutical company in China, today announced that the Guizhou Provincial Health Department has issued a “Plan for Guizhou Provincial Blood Collection Institutional Setting (2011-2014)” (the “Plan”).

The Plan, in the relevant part, states that “in accordance with the demographic distribution, economic development condition, disease prevalence, and actual situation of plasma supply for the manufacturing of blood-based products, plasma collection stations will be set up in 10 counties, including Xi Feng, Kai Yang, Zi Yun, Pu Ding, Du Shang, Long Li, Chang Shun, Huang Ping, Qing Long, and Na Yong, etc.”

Currently, there are 18 plasma collection stations, in 18 separate counties, operating in Guizhou Province.

China Biologic’s 54% indirectly owned subsidiary, Guizhou Taibang Biological Technologies Co., Ltd., currently has 6 active plasma collection stations in the Guizhou Province. Among the 6 active plasma collection stations, 3 are located in the counties included in the Plan (Pu Ding, Huang Ping, and Na Yong) and are currently expected not to be affected directly by the Plan.

Based on the Company’s preliminary understanding of the Plan, subject to further clarifications from Guizhou Provincial government regarding the implementation of the Plan, the Company currently anticipates the licenses of its 3 other plasma collection stations in Dan Zhai, Wei Ning, and San Sui counties may not be renewed (until at least 2014) after their respective plasma collection permits expire at the end of July 2011. The Company’s 3 stations in Dan Zhai, Wei Ning, and San Sui counties together accounted for about 24.5% of the Company’s total plasma collection by volume in 2010. In addition, one inactive plasma collection station that the Company purchased from the government is unlikely to be licensed as planned, because it is in Zhengyuan County, a location not included in the Plan.

The 3 active plasma stations in the counties included in the Plan that are expected to continue operating are scheduled for relicensing before the end of July. The relicensing will require inspection of the plasma stations by provincial and other government officials. While the Company believes it meets or exceeds all inspection requirements at those stations, it is not yet clear what influence on the inspections the new Plan may have, if any.

The Company is currently evaluating the effect of the Plan and the anticipated closing of the 3 active plasma collection stations including, among other items, the potential reduction in China Biologic’s previously-issued financial guidance for the year 2011, potential reduction in its business operations and financial performance in current and future periods, potential assets impairments associated with these plasma collection stations and 1 inactive station, and other possible effects.

In a bid to mitigate the reductions from the anticipated closing of the 3 plasma collection stations in Guizhou, the Company is exploring alternative solutions and opportunities, but no assurance can be given that it will be successful in doing so. Among all of the Company’s efforts, the Company is (1) requesting that the Guizhou Provincial government to reconsider the implementation of the Plan, (2) contemplating new regions to apply for establishing new plasma stations, (3) minimizing the writing off of already collected plasma within the required 90-day quarantine period that potentially may be affected by the Plan, and (4) creating the contingency plan for moving assets and paying severance to employees related to the three plasma stations affected by the Plan, if the anticipated closings happen.

About China Biologic Products, Inc.

China Biologic Products, Inc., through its indirect majority-owned subsidiaries, Shandong Taibang Biological Products Co., Ltd. and Guiyang Dalin Biologic Technologies Co., Ltd., and its equity investment in Xi’an Huitian Blood Products Co., Ltd., is currently one of the leading plasma-based biopharmaceutical companies in China.

The Company is a fully integrated biologic products company with plasma collection, production and manufacturing, research and development, and commercial operations. The Company’s plasma-based biopharmaceutical products are irreplaceable during medical emergencies and are used for the prevention and treatment of various diseases. The Company sells its products to hospitals and other healthcare facilities in China. Please see the Company’s website at www.chinabiologic.com for additional information.

Safe Harbor Statement

This news release includes forward-looking statements including, among others, those concerning the implementation of the Plan, the expected relicensing of three plasma stations in the counties included in the Plan and closing of three plasma collection stations in Guizhou, and the expected effect on our financial performance, business operations, and our ability to seek alternative solutions and opportunities, as well as all assumptions, expectations, predictions, intentions, or beliefs about future events. Forward-looking statements can in some cases be identified by the use of forward-looking terminology such as “anticipates,” “believes,” “expects,” “should,” “will,” or similar expressions. Factors that could cause actual results to differ materially from our forward-looking statements include our potential inability to find alternative sources of plasma, potential inability to pass inspection and obtain relicensing of these plasma collection stations at permitted sites, potential inability to increase production at permitted sites, potential inability to mitigate the financial consequences through cost cutting or other efficiencies, and potential addition regulatory restrictions on our operations. For a description of additional risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this news release, see our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”), and our subsequent SEC filings. Copies of filings made with the SEC are available through the Company’s website at www.chinabiologic.com and through SEC’s website at www.sec.gov. Future business decisions are subject to change and the Company does not undertake to update the forward-looking statements contained in this news release except as required by law.

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